Exhibit 99.1.1

Direct Transfer Authorization from
Group/Supplemental Retirement Annuities

Teachers Insurance and Annuity Association	College Retirement Equities Fund	730 Third Avenue New York NY 10017-3206

Instructions

You can use this form to authorize us to transfer all or part (at least $1,000) of the value(s) of your TIAA and CREF accumulations directly to another 403(b) investment vehicle. If you have any questions, please call out Telephone Counseling Center at 1 800 842-2776 weekdays from 8:00 a.m. to 11:00 p.m. Eastern Time.

1.	Personal Information. Please complete this section.

2.	Amount of Transfer. Tell us how much you want to transfer from each of your accounts. (Any outstanding loan will reduce your available TIAA Traditional accumulation.) Any partial amount transferred must be at least $1,000 from any account. Please write out in words all percentages.

If any wish to transfer the full amount from each account, specify one hundred percent for each. If you transfer the full accumulated value of all accounts, your contract will be cancelled. You can keep your contract in force by electing to transfer ninety-nine percent of the accumulated amount.

We’ll base the amount of the transfer on the value of your account(s) on the date that we receive this properly completed form. If you would like a later effective date (it must be the last day of a given month), please let us know by including a signed and dated letter indicating the month and year the transfer is to be effective.

3.	Your Authorization and Signature. Your signature authorizes us to transfer your accumulation as specified in Section 2 directly to another company.

4.	Company Acceptance. Have a representative from the other company complete this section. Please note that you can’t receive the distribution if it’s to qualify as a direct transfer to another 403(b) carrier. Therefore, we can’t process your transfer request unless this section is completed.

Important Note on Maintaining Access to Your Funds. If you are under age 59-1/2, there are IRS cash withdrawal restrictions that apply to a portion of your accumulations. The restrictions affect only those amounts that have accrued after December 31, 1988. You still have full access to cash withdrawals — at any age — from all accounts accrued prior to this date.

This is not the case for accumulations in 403(b)(7) mutual fund accounts. If you transfer your TIAA-CREF accumulation to a 403(b)(7) mutual fund, the withdrawal restrictions apply to the entire amount you transfer (regardless of when you made contributions). This can mean a significant loss of access to your accumulation.

Direct Transfer Authorization from
Group/Supplemental Retirement Annuities

1	PERSONAL INFORMATION	Name

		Daytime Telephone	Social Security Number

		GSRA TIAA Number	GSRA CREF Number

		SRA TIAA Number	SRA CREF Number

Employer

2	AMOUNT OF TRANSFER	You can transfer the full or partial amount (minimum transfer is $1,000) from your TIAA and CREF accounts. Transfers from the Real Estate Account are limited to one transaction a calendar month. Write out in words a percentage (up to one hundred percent).

		TIAA Traditional	GSRA — 403(b)	SRA — 403(b)

TIAA Real Estate

CREF Stock

CREF Money Market

CREF Social Choice

CREF Bond Market

CREF Global Equities

CREF Growth

CREF Equity Index

CREF Inflation-Linked Bond

3	YOUR AUTHORIZATION	By signing here, you direct TIAA-CREF to make transfers as shown in Section 2 to:
Company

Account Number

By signing, you agree that you don’t need to return your TIAA and/or CREF contact(s)/ certificate(s). However, if we transfer the full value of your account(s), you understand that the contracts/certificates will then be of no value.
	YOUR SIGNATURE	Signature	Date

4	COMPANY ACCEPTANCE	We agree to accept a direct transfer from TIAA-CREF and to deposit the amount in an account/annuity set up for the participant. We’ll enforce Internal Revenue Code withdrawal restrictions on any elective deferrals or earnings on them, and the preretirement survivor annuity and joint and survivor annuity requirements of ERISA.

Company Telephone

Check-Mailing Address

City State Zip Code

Participant Name

Participant Account Number

Authorized Signature Date

For your protection, some states require a warning against fraud to appear on this form. These states including California, Colorado, Delaware, Indiana, Kentucky, Minnesota, New York, and Ohio require a warning substantially similar to the following.

People who file applications for insurance or statements of claim commit a fraudulent insurance act if they:

•	knowingly do so with intent to injure, defraud, or deceive any insurance company or another person; and/or

•	knowingly include in their application or statement of claim any materially false or misleading information; and/or

•	knowingly conceal information for the purpose of misleading concerning any fact material to the application or claim.

A fraudulent insurance act is a crime, and penalties may include imprisonment, fines, denial of insurance, and civil damages.

New York residents, please note: Civil penalties shall not exceed $5,000 and the stated value of the claim for each such violation.

Colorado residents, please note: Any insurance company or any agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or the claimant for the purpose of defrauding or attempting to defraud the policyholder of the claimant with regard to a settlement or award payable from the insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

Delaware and Indiana residents, please note: Any person who commits insurance fraud is guilty of a felony.